Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Announces $82 Million

in Convertible Senior Notes Offering

Company Concurrently Agrees to Retire $38.4 Million of Old Debt Through Equity Exchange

November 1, 2005 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) today entered into an agreement to issue $82 million of 6.75% convertible senior notes (“Notes”) due in 2010 only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Notes Agreement”).

The Notes will bear interest at a rate of 6.75% per annum and will be convertible for shares of CTI common stock at the rate of 378.78 shares per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $2.63 per share, which is equal to the closing bid price on October 31, 2005. The Notes will rank pari passu in right of payment with all existing and future senior indebtedness of CTI, and will rank senior in right of payment to CTI’s currently outstanding convertible notes. Holders of the Notes would also have the right to cause CTI to redeem up to 30% of the aggregate principal amount of the Notes (or approximately $24.6 million) on a pro rata basis on April 30, 2006, and any such redemption would exclude any accrued and unpaid interest. The Notes Agreement is expected to close by November 4, 2005, subject to closing conditions, including the condition that the prospective investors have not withdrawn their commitment to purchase the Notes. CTI cannot provide any assurance regarding the amount of Notes to be issued, if any, until the Notes Agreement is closed.

CTI also announced today that it has entered into a Conversion and Placement Agreement (“CAP Agreement”) with two qualified institutional buyers who are existing holders (the “CAP Holders”) of an aggregate amount of approximately $38.38 million of its outstanding 5.75% Convertible Senior Subordinated Notes due June 15, 2008 (“5.75% Notes”) and 4% Convertible Senior Subordinated Notes due July 1, 2010 (“4% Notes”). Pursuant to the terms of the CAP Agreement, the CAP Holders have agreed to exercise their right to convert their 5.75% Notes and 4% Notes into approximately 3.3 million shares of CTI common stock. In consideration for the CAP Holders exercising their conversion rights, CTI has agreed to issue to the CAP Holders approximately 9.9 million shares of its common stock. The CAP Holders have agreed to be investors in the above described Notes Agreement. The closing of the CAP Agreement is expected to coincide with, and is conditioned upon, the closing of the Notes Agreement.

These securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws. The Notes, the common stock issuable upon conversion of the Notes and the common stock CTI has agreed to issue to the CAP Holders in consideration for the exercising of their conversion rights under the 4% Notes and 5.75% Notes may not be offered

Page 2 of 2	CTI Convertible Notes

or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any applicable state laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

For more information, refer to the following table detailing certain transaction data.

Certain Transaction Data

Retirement of $38.4 million of existing convertible debt

Annual coupon	Aggregate amount of old debt being retired	Maturity date	Conversion price per share	Shares to be issued upon conversion	New issued restricted shares
5.75%	$18.53 million	2008	$10.00	1,853,000
4.00%	$19.85 million	2010	$13.50	1,470,371
Total	$38.38 million			3,323,371	9,877,932

Issuance of $82.0 million of new convertible debt

Annual coupon	Aggregate amount of new debt		Maturity date	Conversion price per share	Shares issuable upon conversion
6.75%	$82.0 million	(1)	2010	$2.63	31,178,707

(1)	$24.6 million of this debt is subject to mandatory redemption by the Company on April 30, 2006 at the option of the holders. Any such mandatory redemption will exclude accrued and unpaid interest.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. The risks and uncertainties include the risk that the above described transaction will not close as a result of the failure to meet closing conditions, investors may breach or withdraw their commitment, and until closed there is no assurance that it will close or what the total amount may be, and other risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Investors Cell Therapeutics, Inc. Leah Grant T: 206.282.7100 F: 206.272.4434 E: invest@ctiseattle.com www.cticseattle.com/investors.htm	Media Cell Therapeutics, Inc. Susan Callahan T: 206.272.4472 F: 206.272.4434 E: media@ctiseattle.com www.cticseattle.com/media.htm